Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of August 28, 2022 by and among, Adam Thomas (“Purchaser”), Gold River Productions, Inc., a Colorado corporation (the “Company”), and Richard Goulding (the “Selling Party,” and the “Executive”). The Purchaser, the Company, the Selling Party, and the Executive are sometimes collectively referred to herein as the “Parties” and individually referred to herein as a “Party.”

RECITALS

WHEREAS, the Selling Party is the owner of 9,718,000 shares of Series A Preferred Stock, $0.000001 par value per share (the “Series A Preferred Stock”) and 5,000 shares of Series B Preferred Stock, $0.000001 par value per share (the “Series B Preferred Stock”) of the Company.

WHEREAS, pursuant to the terms and conditions of this Agreement, Selling Party desires to sell, and Purchaser desires to purchase, all of the Selling Party's rights, title, and interest in and to 9,078,000 of Series A Preferred Stock, $0.000001 par value per share (the “Series A Preferred Stock”), retaining 640,000 shares of the Series A Preferred Stock, which is convertible into 64,000,000 shares of common stock; and all of the Selling Party's rights, title, and interest in and to the 5,000 of the shares of the Series B Preferred Stock, such shares of the Series A Preferred Stock and Series B Preferred Stock collectively referred to herein as the “Acquired Shares”, as further described herein.

WHEREAS, the Company’s assets and liabilities, as they currently exist, shall be assigned and assumed by a newly formed company (“Newco”), formed by the Selling Party, and the Company as it currently exists corporately, shall become the public entity, a holding company (hereinafter referred to as the “Public Entity”).

AND WHEREAS, Newco’s shareholders shall initially be as determined by the Selling Party, prior to the Closing (as defined below), and further expanded as described in this Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.       Agreement to Purchase and Sell. Subject to the terms and conditions of this Agreement, Selling Party shall sell, assign, transfer, convey, and deliver to Purchaser, and Purchaser shall accept and purchase, the Acquired Shares, and any and all rights in the Acquired Shares to which Selling Party is presently entitled, and by doing so Selling Party shall be deemed to have assigned all of his rights, titles and interest in and to the Shares to Purchaser. Since there are no physical stock certificates, such sale of the Shares shall be evidenced by this agreement itself, duly executed in form and substance reasonably satisfactory to the transfer agent of the Company and Purchaser.

2.       Consideration.

2.1     In consideration for the sale of the Acquired Shares, Purchaser shall:

a.	deliver to Selling Party (the "Purchase Price") $5,000, to be disbursed as directed by the Selling Party; and

b.	take reasonable steps to cause to occur, within seven days of Closing, the reverse merger or acquisition by the Company, of Trans American Aquaculture, LLC, whereby Trans American Aquaculture, LLC becomes the operating Public Entity, hereinafter referred to as the “Asset Acquisition.” The equity interest to be issued to the members of Trans American Aquaculture, LLC shall be limited to a fully-diluted eighty-five percent (85%) of the Company. For purposes of this Agreement, the Series A Preferred stock retained by the Selling Party shall be considered part of the dilution, such that the 85% limitation shall be increased accordingly.

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c.	shall form a new series of Preferred Stock (“Series C”), to be issued in the Asset Acquisition. The designation of the Series C shall include a provision limiting conversion or transfer thereof for a minimum of twelve (12) months from issuance.

d.	shall cancel and withdraw the Series A class of Preferred Stock.

e.	shall covenant to refrain from transferring the Series B Preferred Stock, and the Series A Preferred stock, prior to cancelation as describe in subsection d. above, for a period of twelve (12) months.

2.2     In consideration for the sale of the Acquired Shares, at closing, the Selling Party shall increase the authorized shares of common stock of the Company to 3,000,000,000.

Immediately prior to Closing (as defined below) the Selling Party shall:

b.       convert his remaining, unacquired, 640,000 shares of Series A Preferred Stock into 64,000,000 shares of common stock into which such shares are convertible, which conversion may occur simultaneously with the Closing;

c.       take reasonable steps to cause the similar conversion of the other outstanding Series A Preferred Stock, by the current holders thereof;

d.       issue the aggregate amount of 15,248,503 shares of common stock due to be issued, to the following persons whose date of purchase is reflected below as well as the number of shares of common stock to which they are entitled:

Scott Fetterman 06/08/19	748,503

Stephen Swinson 08/28/19	4,000,000

John Patrick Love 09/11/19	4,000,000

John Ohlin 12/31/11	1,500,000

David Eckert 06/14/10	5,000,000

Total	15,248,503

e.       complete the transactions contemplated by the Assignment of Assets and Assumption of Liabilities Agreement between the Company and Newco transferring any and all assets used in the Company’s business, as it exists immediately prior to Closing or in accounts controlled by the Company, and assumption of any and all related liabilities thereto, in the form attached hereto as Exhibit C (the “Assignment Agreement”) with shareholders to be determined by the Selling Party; and

f.       Within nine months of Closing, the parties shall reasonably cooperate in the process of Newco, as then constituted, issuing not less than 35% of the shares of Newco, calculated fully diluted, pro rata, to the shareholders of the Company (including those holding in street name, through DTCC) as then exist, to once again attempt to become a separate public company (the “Makeup” “the Makeup Company”), without dilution to the Company, by issuance of shares of Newco to the existing shareholders of the Company. As part of the Makeup and at the time of the Makeup, Selling Party shall determine who shall become the controlling shareholder of the Makeup Company. All parties will reasonably cooperate and work jointly, including providing all documentation when necessary, and upon request, to enable the Makeup Company to file with FINRA and the SEC in accordance with the reasonable desires of Selling Party. The costs of the Makeup shall be borne by Newco. Until the Makeup, the Makeup Company shall operate as a separate entity, Selling Party maintaining operational autonomy and checkbook control under his sole control and authority, without interference by Purchaser.

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3.         Closing; Deliveries.

(a)       The purchase and sale of the Acquired Shares shall be held on or before August, 29, 2022 (the “Closing”), subject to (i) receipt by Purchaser of instruments of transfer in form and substance reasonably satisfactory to Purchaser, and (ii) receipt of the executed Exhibits, as applicable.

(b)       At the Closing, Selling Party shall deliver to Purchaser (A) instrument(s) of transfer in form and substance reasonably satisfactory to Purchaser (B) any documentary evidence of the due recordation in the Company's share register of Purchaser's full and unrestricted title to the Acquired Shares, (C) this Agreement executed (D) Executive’s resignation as an officer and director and the appointment of Purchaser as the sole officer and director, in the form attached hereto as Exhibit A, which Company and Seller represent is in compliance with the Company’s Bylaws, (E) a written waiver of any liability of the related-party payable, in the form attached hereto as Exhibit B, (F) the completed Assignment Agreement (G) such other documents as may be required under applicable law or reasonably requested by Purchaser and/or the Selling Party, including the Company’s otciq.com access transfer notice and corporate governance documents, which shall be produced to Purchaser during due diligence under this Agreement.

(c)       At the Closing, Purchaser shall deliver the Purchase Price to Selling Party by wire transfer of immediately available funds to accounts designated by the Selling Party.

(d)       At the Closing, the Selling Party and/or Newco, shall assume liability for any remaining accounts payable and accrued expenses and any unpaid sales and income tax, including, without limitation, as disclosed on Schedule 3(d), with the exception of the $3,500 which is not yet due, but which shall soon be payable to OTCMarkets, for its services going forward.

(e)       Post Closing Unwinding of Transaction. Unless otherwise agreed to by the parties, in the event that the acquisition by the Company of the Trans American Aquaculture, LLC does not occur within two weeks of Closing, then this Agreement shall be null and void ab initio, unwound, with all considerations returned, and the parties shall be restored to their respective status quo ante.

(f)       The Selling Party has secured, in accordance with the “Other Transaction Authority” pursuant to the National Defense Authorization Act, made permanent and codified by 10 U.S.C 2371b Prototype as the funding source process, for the Company, a contract with the Department of Defense, whereby the Company would secure $59,000,000 for preparation, of non-toxic and portable solutions for active military for pain, stamina, alertness, and issues with stamina, pain, sleep, inflammation, energy, opioid dependency, anxiety and PTSD. The Purchaser shall have no interest in this transaction. Unless otherwise agreed, that transaction shall be included in the Assignment and Assumption Agreement and no longer be part of the Public Entity but shall instead be part of the subsidiary for spinoff. The Selling Party shall retain the right to use the name “Gold River Productions, Inc.” and “Gold River Production Services, Inc”, following the undertaking of a name change by the Company, which shall be initiated by the Purchaser in a timely manner following the Closing.

(g)        Closing. Subject to the terms and conditions of this Agreement, the Closing and the consummation of the other transactions contemplated hereby (the “Closing”) shall take place, within 48 hours of the execution of this Agreement by all parties (or at such other date, time and place as the parties hereto may agree).

(h)        Effective Time. On the date of Closing, Richard shall cause to be delivered to Adam Thomas, the Acquired Shares, subject to the terms hereof. Also, on the date of Closing, Richard shall appoint Adam Thomas or his designee to the Board of Directors of the Company and then resign, in accordance with the resolutions attached hereto and made a part hereof. Thereafter, Adam Thomas shall assume responsibility for paying all expenses related to the public entity and be responsible for complying with all of OTC Markets requirements for being “Current.”

(i)       The initial press release, concerning this transaction, and in particular, the reverse merger or acquisition of Trans American Aquaculture, LLC, shall be disclosed to and reasonably approved by Richard Goulding before release, and preferably prior to Closing. Richard shall not issue a separate press release regarding the acquisition, without prior approval of the Purchaser.

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4.         Representations and Warranties of Selling Party and the Executive. As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated herein, Selling Party and the Executive, as applicable, represent and warrant to Purchaser, as of the date hereof and as of the Closing, as follows:

4.1       Authority. Selling Party has the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligations of Selling Party, enforceable against Selling Party in accordance with the terms hereof.

4.2       Ownership. Selling Party is the sole record and beneficial owner of the Acquired Shares, has good and marketable title to the Acquired Shares, free and clear of all Encumbrances (hereafter defined), other than applicable restrictions under applicable securities laws, and has full legal right and power to sell, transfer and deliver the Acquired Shares to Purchaser in accordance with this Agreement. "Encumbrances" means any liens, pledges, hypothecations, charges, adverse claims, options, preferential arrangements or restrictions of any kind, including, without limitation, any restriction of the use, voting, transfer, receipt of income or other exercise of any attributes of ownership. Upon the execution and delivery of this Agreement, Purchaser will receive good and marketable title to the Acquired Shares, free and clear of all Encumbrances, other than restrictions imposed pursuant to any applicable securities laws and regulations. There are no stockholders' agreements, voting trust, proxies, options, rights of first refusal or any other agreements or understandings with respect to the Acquired Shares.

4.3       Valid Issuance. The Acquired Shares are duly authorized, validly issued, fully paid and non-assessable, and were not issued in violation of any preemptive or similar rights and are transferable to the Purchaser.

4.4       No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which any of the Selling Party is a party or by which any is bound, or to which the Acquired Shares are subject; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to the Selling Party or the Acquired Shares.

4.5       No Consent. No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by the Selling Party of any of the transactions on its part contemplated under this Agreement.

4.6       No Other Interest. Neither the Selling Party nor any of his affiliates has any interest, direct or indirect, in any shares of capital stock or other equity in the Company, other than the Acquired Shares, except as provided for herein.

4.7       Capitalization. The authorized capital of the Company (the “Authorized Stock”), as of execution of this Agreement, consists of (i) 1,300,000,000 shares of common stock, par value $0.000001, of which a total of 1,287,089,842 shares are issued and outstanding, and (ii) 10,000,000 shares of preferred stock, par value $0.000001, of which 10,000,000 shares are issued and outstanding and (iii) 5,000 shares of the Series B Preferred Stock, par value $0.000001, of which 5,000 shares are issued and outstanding. These shares have been duly authorized, issued, fully paid and nonassessable, free and clear of all liens, charges, pledges, security interests, encumbrances, right of first refusal, preemptive right or other restriction. Except as disclosed herein, no person, firm or corporation has any right, agreement, warrant or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option to require the Company to issue any shares in its capital or to convert any securities of the Company or of any other company into shares in the capital of the Company.

4.8       Filings. The Company has filed the necessary reports on OTC Markets (the “Reports”).

4.9       Reports. The Reports accurately reflect the corporate information of the Company. The Reports do not contain any misleading information or fail to include material information.

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4.10      Registration/Anti-Dilution Rights. The Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities; no person has a right to purchase or acquire or receive any equity or debt security of the Company.

4.11       Further Assistance. The Selling Party agrees to execute and deliver such other documents and to perform such other acts as shall be necessary to effectuate the purposes of this Agreement.

4.12       Litigation. To the knowledge of the Executive after reasonable inquiry, there are no actions, suits, proceedings, judgments, claims or investigations pending or threatened by or against the Company or affecting the Company or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. To the knowledge of the Executive after reasonable inquiry, the Company has no knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which would result in the discovery of such default.

4.13       Liabilities. To the knowledge of the Executive after reasonable inquiry, there are no trade payables, accrued expenses, liabilities, taxes, obligations or commitments which the Company would be required to accrue or reflect in its financial statements pursuant to GAAP, other than as disclosed on the Company’s Reports or included on Schedule 4.13 attached hereto, which is hereby waived by the Executive or to be paid from the Purchase Price, as applicable, and respectively. Executive hereby covenants to update Schedule 4.13 from execution hereof to Closing and shall, at Closing, waive any and all such liabilities.

4.14       Tax Returns. The Company has filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial. In addition, to the knowledge of the Executive after reasonable inquiry, all such tax returns are correct and complete in all material respects. All taxes of the Company which are (i) shown as due on such tax returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid. There are no liens for any taxes upon the assets of the Company, other than statutory liens for taxes not yet due and payable. The Executive does not know of any proposed or threatened tax claims or assessments.

4.15       Books and Records. The books and records, financial and otherwise, of the Company are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices.

4.16       Financial Statements. To the knowledge of the Executive after reasonable inquiry, each of the Company’s financial statements included in the Reports has been prepared according to United States generally accepted accounting principles, as amended from time to time.

4.17       Full Disclosure. To the knowledge of the Executive after reasonable inquiry, no representation or warranty of the Selling Party and/or the Executive to Purchaser in this Agreement omits to state a material fact necessary to make the statements herein, in light of the circumstances in which they were made, not misleading. There is no fact known to the Selling Party that has specific application to the Acquired Shares or the Company that materially adversely affects or, as far as can be reasonably foreseen, materially threatens the Acquired Shares or the Company that has not been set forth in this Agreement.

4.18      Affiliate Status. The Selling Party is an “affiliate,” as defined in Rule 144(a), promulgated under Section 4(a)(1) of the Securities Act of 1933.

4.19       Employees, Directors and Officers. The Company and the Selling Party have not entered into any employment or independent contractor agreements with any individuals or entities, or any option agreements or warrants, grants or promises for the issuance of the Authorized Stock, unless otherwise set forth in Schedule 4.19.

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5.         Representations and Warranties of Purchaser. As an inducement to Selling Party to enter into this Agreement and to consummate the transactions contemplated herein, Purchaser represents and warrants to Selling Party as follows:

5.1       Authority. Purchaser has the right, power, corporate authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement. This Agreement constitutes the legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with the terms hereof.

5.2       No Consent. No consent, approval, authorization or order of, or any filing or declaration with any governmental authority or any other person is required for the consummation by Purchaser of any of the transactions on its part contemplated under this Agreement.

5.3       No Conflict. None of the execution, delivery, or performance of this Agreement, and the consummation of the transactions contemplated hereby, conflicts or will conflict with, or (with or without notice or lapse of time, or both) result in a termination, breach or violation of (i) any instrument, contract or agreement to which Purchaser is a party or by which he is bound; or (ii) any federal, state, local or foreign law, ordinance, judgment, decree, order, statute, or regulation, or that of any other governmental body or authority, applicable to Purchaser.

5.4       Potential Loss of Investment. Purchaser understands that an investment in the Acquired Shares is a speculative investment which involves a high degree of risk and the potential loss of his entire investment.

5.5       Receipt of Information. Purchaser has received all documents, records, books and other information pertaining to his investment that has been requested by Purchaser. Purchaser has reviewed all the publicly available information regarding the Company, prior to such date, which can be located on sec.gov, and State of Colorado Secretary of the State web site.

5.6       No Advertising. At no time was Purchaser presented with or solicited by any leaflet, newspaper or magazine article, radio or television advertisement, or any other form of general advertising or solicited or invited to attend a promotional meeting otherwise than in connection and concurrently with such communicated offer.

5.7       Investment Experience. Purchaser (either by herself or with her advisors) is (i) experienced in making investments of the kind described in this Agreement, (ii) able, by reason of her business and financial experience to protect her own interests in connection with the transactions described in this Agreement, and (iii) able to afford the entire loss of her investment in the Acquired Shares.

5.8       Investment Purposes. Purchaser is acquiring the restricted Acquired Shares for his own account as principal, not as a nominee or agent, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof in whole or in part and no other person has a direct or indirect beneficial interest in the amount of restricted Acquired Shares Purchaser is acquiring herein. Further, Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the restricted Acquired Shares Purchaser is acquiring.

5.9       Litigation. To the knowledge of the Purchaser and to the knowledge of Trans American Aquaculture, LLC, after reasonable inquiry, there are no actions, suits, proceedings, judgments, claims or investigations pending or threatened by or against the Purchaser or Trans American Aquaculture, LLC or affecting either, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. To the knowledge of each, after reasonable inquiry, neither has knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which would result in the discovery of such default.

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5.10       Liabilities. To the knowledge of the Purchaser and to the knowledge of Trans American Aquaculture, LLC, after reasonable inquiry, there are no trade payables, accrued expenses, liabilities, taxes, obligations or commitments which Trans American Aquaculture, LLC would be required to accrue or reflect in its financial statements pursuant to GAAP, other than as disclosed on its financial statements, previously reported or included on Schedule 5.13 attached hereto.

5.11       Tax Returns. Trans American Aquaculture, LLC has filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof. Each of such income tax returns reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial. In addition, to the knowledge of the Executive after reasonable inquiry, all such tax returns are correct and complete in all material respects. All taxes of the Company which are (i) shown as due on such tax returns, (ii) otherwise due and payable or (iii) claimed or asserted by any taxing authority to be due, have been paid. There are no liens for any taxes upon the assets of the Company, other than statutory liens for taxes not yet due and payable. The Executive does not know of any proposed or threatened tax claims or assessments.

5.12       Books and Records. The books and records, financial and otherwise, of Trans American Aquaculture, LLC are in all material aspects complete and correct and have been maintained in accordance with good business and accounting practices. Adam Thomas hereby confirms that the financial statements of Trans American Aquaculture, LLC accurately reflect the financial affairs, financial condition and results of operations and has no reason to believe that they are inaccurate.

5.13       Financial Statements. To the knowledge of the Executive after reasonable inquiry, Trans American Aquaculture, LLC’s financial statements have been prepared according to United States generally accepted accounting principles, as amended from time to time.

6.         Indemnification.

6.1       Indemnification. Each party hereto shall jointly and severally indemnify and hold harmless the other party and such other party's agents, beneficiaries, affiliates, representatives and their respective successors and assigns (collectively, the "Indemnified Persons") from and against any and all damages, losses, liabilities, taxes and costs and expenses (including, without limitation, attorneys' fees and costs) (collectively, "Losses") resulting directly or indirectly from (a) any inaccuracy, misrepresentation, breach of warranty or nonfulfillment of any of the representations and warranties, including those, attached hereto, of such party in this Agreement or in the Reports, or any actions, omissions or statements of fact inconsistent with in any material respect any such representation or warranty, as limited by the knowledge qualifier(s) applicable thereto and (b) any failure by such party to perform or comply with any agreement, covenant or obligation in this Agreement.

6.2       Survival. All representations, warranties, covenants and agreements of the parties contained herein or in any other certificate or document delivered pursuant hereto shall survive the date hereof until the expiration of the applicable statute of limitations.

7.         Covenants.

7.1        The Purchaser shall consummate the Asset Acquisition in a timely manner.

7.2        The Purchaser shall announce the Asset Acquisition, within four days of the closing of the Asset Acquisition, allowing the Selling Party 24 hours to review.

7.3        The Purchaser shall refrain from announcing any reverse stock split, if one is to be pursued at all, for at least three months following the Closing of the Asset Acquisition and of course refrain from any actions which would require such an announcement to be made within that time span.

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8.         Miscellaneous.

8.1       Further Assurances. From time to time, whether at or following the Closing, each party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

8.2       Notices. All notices or other communications required or permitted hereunder shall be in writing shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent to the addresses of the parties as indicated on the signature page hereto. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

8.3       Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Colorado, without giving effect to principles of conflicts of law. Each of the parties agree to submit to the jurisdiction of the federal or state courts located in Colorado in any actions or proceedings arising out of or relating to this Agreement. Each of the parties, by execution and delivery of this Agreement, expressly and irrevocably (i) consents and submits to the personal jurisdiction of any of such courts in any such action or proceeding; (ii) consents to the service of any complaint, summons, notice or other process relating to any such action or proceeding by delivery thereof to such party as set forth in Section 8.2 above and (iii) waives any claim or defense in any such action or proceeding based on any alleged lack of personal jurisdiction, improper venue or forum non conveniens or any similar basis. EACH OF THE UNDERSIGNED HEREBY WAIVES FOR ITSELF AND ITS PERMITTED SUCCESSORS AND ASSIGNS THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING INSTITUTED IN CONNECTION WITH THIS AGREEMENT.

8.4       Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement.

8.5       Assignment. Each party's rights and obligations under this Agreement shall not be assigned or delegated, by operation of law or otherwise, without the other party's prior written consent, and any such assignment or attempted assignment shall be void, of no force or effect, and shall constitute a material default by such party.

8.6       Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto.

8.7       Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

8.8       Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.9       Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

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8.10       Interpretation. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

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IN WITNESS WHEREOF, the Parties have duly executed this Stock Purchase Agreement as of the date first above written.

SELLING PARTY and EXECUTIVE

/s/ Richard Goulding
Richard Goulding

COMPANY: GOLD RIVER PRODUCTIONS, INC.

/s/ Richard Goulding
Name: Richard Goulding
Its: Chairman of the Board

PURCHASER

/s/ Adam Thomas
Adam Thomas

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Schedule 3(d)

Tax Liabilities

$400

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Schedule 4.13

Liabilities

Accounts Payable- $80,792

Accrued Expenses- $4,109

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Schedule 4.19

Agreements, Options, Warrants or Grants

None.

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EXHIBIT A

DIRECTORS RESOLUTIONS

OF

GOLD RIVER PRODUCTIONS, INC.

(the “Company”)

WHEREAS:

A.	Richard Goulding has consented to step down as President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and as a Member of the Board of Directors of the Company.

B.	Adam Thomas has consented to act as the new President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Chairman of the Board of Directors of the Company.

BE IT RESOLVED THAT:

C.	Adam Thomas has consented to act as the new President, Chief Executive Officer, Chief Financial Officer, Secretary, Treasurer and Chairman of the Board of Directors of the Company.

D.	Richard Goulding shall appoint Adam Thomas as an officer and director of the Company.

E.	Richard Goulding shall then resign all of his officerships and directorships.

Effective date: August 29, 2022	/s/ Richard Goulding
Richard Goulding

/s/ Adam Thomas
Adam Thomas

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EXHIBIT B

I, Richard Goulding, except as otherwise provided in the Agreement, hereby waive any and all rights to the liabilities and debt owed to me by GOLD RIVER PRODUCTIONS, INC. (the “Company”) and assume responsibility for any other liabilities of the Company, as reported in the Company’s quarterly report for the period ended March 31, 2022 and for the period ended June 30, 2022 (the “Quarterly Reports”), and as further or additionally disclosed in the Company on even day herewith. Furthermore, I hereby confirm that, other than as reported in the Quarterly Reports and the Schedules, there are no liabilities of the Company.

/s/ Richard Goulding
Richard Goulding

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EXHIBIT C

ASSIGNMENT OF RIGHTS AND ASSUMPTION OF LIABILITIES AGREEMENT

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